FOR IMMEDIATE RELEASE

Stanley Works Reports Record 3rd Quarter Results

Revenues $845 Million Up 12%; Continuing Operations Earnings Per Share 90¢ Up 25%

New Britain, Connecticut, October 25, 2005 ... The Stanley Works (NYSE: SWK) announced that third quarter 2005 net income from continuing operations was $77 million (90¢ per fully-diluted share). These results compare with earnings of $61 million (72¢ per fully-diluted share) from continuing operations in 2004.

Net sales were $845 million, up 12% over last year. Organic revenue growth was 7%, driven by Consumer Products which increased 15%. This segment benefited from broad-based new product commercialization activities in North America and strong end-user demand at its U.S.-based large retail customers. Industrial Tools sales were up 3%. Security Solutions revenues increased 26% as a result of recent acquisitions and 4% organic growth.

Gross profit from continuing operations was $305 million, or 36.1% of sales, versus $278 million or 37.0% last year. The decline of 90bps was primarily attributed to lower volume and mix-related margin pressures in Fastening Systems. The Stanley Fulfillment System (“SFS”) continued driving the overall company toward ever-higher quality, service excellence, cost leadership and world class environmental health & safety (“EH&S”) standards.

John F. Lundgren, Chairman and Chief Executive Officer, stated: “The strong sales growth in our North American consumer businesses was clearly a third quarter highlight, as new product and category introductions yielded share gains that made a measurable difference.

“The rapid response to early-2005 margin issues by our Security Solutions team was clearly another highlight. The improvement in Security Solutions’ operating margins from 13% in the first quarter to over 15% in the second quarter and 18% in the third quarter is very encouraging. The team is successfully integrating recent acquisitions, driving efficiency in its field operations and leveraging volume growth.”

Selling, general and administrative (“SG&A”) expenses from continuing operations were $180 million (21.3% of sales) compared with $173 million, or 23.0% of sales last year. Acquired businesses accounted for the $7 million increase.

Operating income was 14.8%, an increase of 90bps over 13.9% from continuing operations in the third quarter of 2004. The company’s effective income tax rate on continuing operations was 25%, consistent with the 25% rate experienced through the first half of 2005.

Consumer Products sales were up 15% at $296 million, as hand tools, mechanics tools and consumer storage sales in the Americas were exceptionally strong. Sales of hardware in the Americas and tools in Europe were virtually flat with the prior year. The increased sales were largely attributable to unit volume gains, while favorable foreign currency and favorable price / mix contributed nominally. Operating margin was 19.3% versus 16.2% last year, due primarily to increased volume and operating leverage.

Industrial Tools sales increased 3% to $333 million, including $2 million from acquisitions. Strong organic sales growth in industrial mechanics tools, industrial tool storage, laser leveling tools and hydraulic tools more than offset weakness in Mac Tools and Assembly Technologies. Operating margin was 8.9% vs. 10.4% in 2004, as unfavorable mix in Fastening Systems and negative volume leverage in Mac Tools more than offset the positive effects of volume leverage in higher-margin laser tools, mechanics tools, industrial storage and hydraulic tools.

Security Solutions sales increased 26% to $217 million. Organic sales growth was 4%, as a 7% increase in North America more than offset a decline in Europe. Robust North American growth was broadly realized across the automatic doors, mechanical access and electronic access components of the business.

Security Solutions’ operating margin was 17.9% vs. 17.1% in 2004. This represents a significant rebound from the 13.0% and 15.6% operating margins reported, respectively, in the first and second quarters of 2005. The improved Security Solutions margins were largely the result of the ongoing integration of recently acquired businesses and the effective implementation of profit improvement initiatives.

Operating cash flow was $75 million vs. $99 million in the prior year. Free cash flow before dividends (cash from operations less capital expenditures) was $58 million vs. $84 million last year, reflecting the strong end-of-quarter business activity.

Third quarter results include the offsetting impact of two income tax-related items, namely a $15 million benefit (17¢ per fully-diluted share) from an audit settlement and a $15 million charge (17¢ per fully-diluted share) associated with the anticipated cost of repatriating approximately $250 million of cash in connection with the American Jobs Creation Act.

The company also indicated that it recently completed two acquisitions:

•	Pinnacle Electronic Systems, Inc., located in West Chester, Pennsylvania, is a full–service electronic security integrator specializing in correctional facilities and serving customers at the federal, state and county level.

•	ABZ (John Attenberger Co.), located in St. Wolfgang, Germany, is a property marker manufacturer and a distributor of survey accessories, including CST/Berger products.

Combined annual revenues from the Pinnacle Electronic Systems, Inc. and ABZ acquisitions are expected to approximate $16 million. Total consideration for the two acquisitions approximated $8 million.

Management updated earnings estimates for 2005, reaffirming its previous estimates of 8-10% total sales growth and 4-6% organic sales growth. The company estimates that full year 2005 earnings per fully diluted share will approximate $3.30 — $3.32, an increase of approximately 16% over $2.85 earned in 2004 from continuing operations.

Accordingly, fourth quarter organic sales growth is expected to approximate 1-2%, with total sales growth in the 5-6% range, over a very robust 2004 fourth quarter in which organic growth was 7% in a 13-week quarter vs. a 14 week quarter a year earlier. Earnings are estimated at 84-86¢ per fully-diluted share in the fourth quarter. Earnings were 77¢ per fully-diluted share from continuing operations in the fourth quarter of 2004.

Considering that the recently-announced Facom Tools and National Hardware acquisitions should have a significant bearing on the company’s future earnings power, management intends to discuss its 2006-2008 outlook at its analyst meeting tomorrow in New York City. Accordingly, such outlook is provided in this press release on page 10 and entitled “2005-2008 Outlook”.

A conference call with investors has been scheduled for 2:00 pm Eastern time today, Tuesday, October 25, to discuss the information in this release. The call is accessible by telephone at (800) 267-8424 (domestic) and (706) 634-0695 (international) and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A slide presentation to accompany the call will be available at www.stanleyworks.com and will remain available after the call. A replay of the call will also be available two hours after the completion of the conference call and will remain available for one week and can be accessed at (800) 642-1687 (domestic) or (706) 645-9291 (international) by entering the conference identification number 1223471.

Free cash flow is defined as cash flow from operations less capital investments; the company believes this is an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners.

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in the company’s press releases attached to this Current Report on Form 8-K including but not limited to those regarding the company’s ability to: (i) limit the charge associated with the cost of repatriating approximately $250 million in cash in connection with the American Jobs Creation Act of 2004 to $15 million; (ii) realize an expected $16 million in combined annual revenues associated with the Pinnacle and ABZ acquisitions; and (iii) realize the other results set forth on the attached chart entitled “The Stanley Works and Subsidiaries 2005-2008 Outlook” are “forward looking statements” and subject to risk and uncertainty.

The company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company’s ability to deliver the results is dependent upon: (i) the company’s ability to achieve 3-4% organic sales growth during the 2006 – 2008 period; (ii) the receipt of all necessary approvals for and the satisfaction of all required conditions for the successful closing of the announced Facom Tools and National Hardware acquisitions; (iii) the company’s ability to identify and close additional acquisitions, namely approximately $100 million per year of Security Solutions acquisitions; (iv) the company’s ability to successfully integrate announced and future acquisitions; (v) the success of the company’s efforts to raise prices in order to, among other things, offset the impact of steel and other commodity and material price inflation; (vi) the need to respond to significant changes in product demand due to economic and other changes; (vii) continued improvements in productivity and cost reductions; (viii) the final geographic distribution of future earnings; (ix) the identification of overhead cost reduction opportunities and effective execution of the same; (x) the company’s favorable settlement of routine tax audits; (xi) the company’s ability to successfully limit the costs incurred in order to repatriate certain cash pursuant to the American Jobs Creation Act of 2004; and (xii) satisfactory payment terms under which the company buys and sells goods, materials and products.

The company’s ability to deliver the results is also dependent upon: (i) the continued success of the company’s marketing and sales efforts, including the company’s ability to recruit and retain an adequate sales force; (ii) the continued success of The Home Depot, Lowe’s and Wal-Mart sales initiatives as well as other programs to stimulate demand for company products; (iii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iv) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage; (v) the ability of the company to fulfill increasing demand for its products; (vi) the ability to continue successfully managing and defending claims and litigation; and (vii) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition.

The company’s ability to achieve the results will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers particularly in consumer channels, inventory management pressures on the company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the company’s distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.